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                                                                EXHIBIT 10.33



[GAYLORD ENTERTAINMENT LOGO]


October 17, 2001

Mr. Jay Sevigny
9916 Robin Oaks Drive
Las Vegas, NV  89117

Dear Jay:

It is my pleasure to confirm the offer for you to join Gaylord Entertainment Company as Senior Vice President, Marketing and Attractions. Below is a list of highlights from that offer:

-       An annual salary of $300,000
- Ten vacation days available until December 31, 2001. Standard vacation policy thereafter.
- Limited benefit coverage beginning your first day of employment with expanded coverage after three months of employment.
-       A start date of October 29, 2001.
- An At Risk bonus of 60% of your annual salary. The bonus will be prorated the first year based on your date of hire. The bonus is subject to change by the Human Resources Committee, and is broken down as follows:
            -   60% based on financial performance of Gaylord Entertainment
                Company
            -   40% based on performance of Corporate objectives
- You will be awarded options to purchase 75,000 shares of the Company's common stock. The exercise price for each option share will be determined based on the closing market price on the last business day preceding your first day of employment. These options will vest in 18,750 share increments on the first through the fourth anniversaries of your hire date; provided, however, that you are employed on each anniversary date.
- You will also be granted 6,000 restricted shares of Company Common Stock. The restrictions on the Restricted Stock Grant shares shall terminate (i.e. the shares will become available for distribution) in 1,500 share increments on the first through the fourth anniversaries of your hire date; provided, however, that you are employed on each anniversary date.

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-       The Company sponsors the Gaylord Entertainment Company Supplemental
        Deferred Compensation Plan ("SUDCOMP") which allows certain highly compensated employees to save for their retirement. A member of the Benefits Trust Committee will contact you concerning your participation. Under SUDCOMP, highly compensated employees are permitted to make contributions up to the lesser of 20% of their compensation or $80,000. Assuming you contribute at least 6% of your compensation to SUDCOMP, the Company also contributes a 3% Company match to your SUDCOMP account. (The maximum Company match of 3% is a combined 401k and SUDCOMP match.)
-       Certain relocation benefits detailed below.

RELOCATION BENEFITS

Gaylord Entertainment will provide assistance for the relocation of your personal and household goods from your current residence to Nashville, Tennessee. The relocation benefits include the following:
1. Up to two (2) house hunting trips between your current residence and Nashville for you and your spouse for up to four (4) days and three (3) nights each, including coach airfare (or mileage reimbursement, if driving), lodging, and reasonable meal and car rental expenses. This trip(s) will be arranged by the Company or its agent;
2. Packing, transporting, and unpacking of your personal household goods and transit insurance by a carrier selected by the Company to be used within 12 months after your employment hire date. Boats and other large peripheral objects are not included. Arrangements for a one-way U-haul for items the van lines will not haul is also available, if needed;
3. Reimbursement of closing costs on your new residence, excluding pre-paid taxes and insurance, not to exceed 1% of the first mortgage of your new residence. This benefit expires 12 months after your employment date;
4. Reimbursement of realtor commissions up to a maximum of 5% of the closing cost associated with the sale of your former residence. This benefit expires 12 months after your employment date;
5. Temporary living expenses, arranged by the Company or its agent, paid for up to 60 days, excluding meals;
6. Storage of household goods, arranged by the Company or its agent, for up to 60 days;
7. Reasonable time off from work to accommodate your final move if it occurs after the employment start date. This benefit expires 12 months after your employment date. Reasonable lodging and meals will be reimbursed.
8. In the event that your Las Vegas residence sells for a gross sales price of less than $875,000, the Company agrees to reimburse you or otherwise subsidize the loss to you, subject to a maximum of $50,000. You agree to cooperate with the Company's third party relocation agent.

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Please note that certain of these relocation benefits may constitute taxable income to you and may be reported as income on your Form W-2. To the extent that reimbursed relocation expenses are deemed taxable and not normally subject to deductions on an employee's tax return, we do "gross up" at 27.5% of federal taxes and the applicable FICA tax. Please note that reimbursements that are subject to withholding, (e.g. "points" included in closing costs reimbursement) but which are normally deductible for Federal Income Tax purposes, are not subject to the "gross up".

We request that you accumulate supporting documentation for your moving expenses and supply those to us within 30 days of your arrival to Nashville (these expenses would include house hunting trips, mileage reimbursements, etc.) We will review the documentation to determine the appropriate tax treatment. Failure to supply this documentation will force the Company to treat the entire amount as taxable compensation.

Please also note that 100% repayment of relocation benefits (excluding items 1 and 5) is required if a voluntary resignation occurs within one year of employment. If a voluntary resignation occurs during the second year of employment, a pro-rated portion based on the total numbers of months since your employment date will be required, excluding househunting and temporary living expenses.

As an exempt employee, you will be eligible to participate in our medical/dental/pharmacy plan on your date of hire. You will also be provided with company-paid benefits that include Basic Life, Basic Accidental Death and Dismemberment, and Long-Term Disability coverage. After three months of employment, you will have the option to participate in the supplemental CHOICES plan. A benefits overview booklet is enclosed, along with this letter. If you have any questions pertaining to benefits, please call Benefits Specialist, Cathy DeShaw, at 615-316-6407.

Upon acceptance of this offer, you will be scheduled to attend a New Hire Orientation on or near October 29th. During the Orientation session, you will have the opportunity to learn more about the history of Gaylord Entertainment Company, complete new hire paperwork, and enroll in medical benefits.

I look forward to you joining our Company.

Sincerely,

/s/ Colin Reed
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Colin Reed
President and Chief Executive Officer


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I, Jay Sevigny, have reviewed the offer extended to me to join Gaylord
Entertainment Company and have accepted the terms of that offer.

Jay Sevigny                         SRVP Marketing & Attractions
--------------------------          -----------------------------------
Print Name                          Position Offered

 /s/ Jay Sevigny                    10/25/01
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Signature                           Date